NEWS RELEASE for May 9, 2011

BIOLASE REPORTS FIRST QUARTER RESULTS

•	$10.6 Million in Q1 Revenue, up 140 Percent Year over Year

•	Q1 GAAP Loss of $750,000, or $0.03 Loss per Share

•	Q1 Non-GAAP Profit of $92,000, or $0.00 per Share, Second Consecutive Quarter of Non-GAAP Profit

Revenue Guidance of $14.0 Million — $15.0 Million for Q2, up from $4.7 Million, Excluding Royalty Income of $1.2 Million, Year over Year

IRVINE, CA (May 9, 2011) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today reported unaudited operating results for its first quarter ended March 31, 2011.

Net revenue for this year’s first quarter was $10.6 million, up 140 percent from $4.4 million in the same quarter for 2010 and up nine percent sequentially from $9.7 million in the 2010 fourth quarter, driven by BIOLASE’s new direct sales business model implemented during the fourth quarter. The majority of sales in the quarter were from the sale of the Company’s new flagship all-tissue laser system, the Waterlase® iPlus™, and the wireless iLase™ five watt diode laser system. Initial orders for the Waterlase iPlus received during the quarter have exceeded the Company’s expectations.

The percentage of net revenue in this year’s first quarter from the U.S. and international markets was approximately 81 percent and 19 percent, respectively, as compared to approximately 51 percent and 49 percent of net revenue in the prior year comparable period. International revenue in this year’s first quarter was negatively affected as the Company renegotiated its international exclusivity rights granted to Henry Schein, Inc. (NASDAQ:HSIC). In April 2011, BIOLASE announced that it had regained full rights to sell and/or distribute the Company’s products in all international markets which were previously exclusive markets of Schein. As a result, BIOLASE will now sell both direct and through multiple distributors, in those markets on a go-forward basis.

Federico Pignatelli, Chairman and CEO, said, “All of the commercial programs at BIOLASE are running ahead of our internal plan, and the first quarter results are emblematic of our progress. The Waterlase iPlus launch is progressing very well and the product is being enthusiastically accepted by dentists in the U.S. and internationally. We expect that the Waterlase iPlus system will be a strong contributor to revenue growth throughout 2011 and beyond. In addition, sales of the iLase remained strong through the quarter. We believe we have momentum to gain internationally in the second quarter, as we have now completed our repossession of rights to sell and distribute in international markets, and we expect to ship laser systems to these territories in this manner during the second quarter.”

Recent Highlights
A series of recent actions and key accomplishments include the following:

•	Raised annual revenue guidance for 2011 to $60 to $65 million, up from $55 to $60 million, representing a growth of approximately 130 to 150 percent over 2010, based in part on the impending launch of the new BIOLASE DaVinci Imaging division.

•	Net revenue for the second quarter ended June 30, 2011, is expected to be $14.0 to $15.0 million, up from $4.7 million of revenues, excluding royalty income of $1.2 million, in the second quarter of 2010.

•	The successful launch and initial domestic order generation of the new flagship surgical system, the Waterlase iPlus all-tissue laser, which substantially improves cutting speed and precision, which also includes a highly intuitive user interface designed for step to step tuition of use for broader applications.

•	The establishment of a new division, BIOLASE DaVinci Imaging, to design and distribute a full line of state-of-the-art extra-oral and intra-oral dental imaging devices that complement the minimally invasive dental treatment solutions offered by the BIOLASE Laser division. These products will cover a wide range of applications and are expected to be priced from a low range of $4,000 to a high of $130,000. The Company’s entire sales organization is currently undergoing training on the imaging product line in anticipation of taking orders in the second quarter of 2011.

•	The adoption of an immediate direct and multi-distributor sales model in Germany. In addition, France, Spain, Italy, England, the Netherlands, Austria, Belgium, Australia, and New Zealand reverted from exclusive territories of Schein to non-exclusive direct sales and distributor territories.

•	The receipt of approximately $7.1 million in cash, net of commissions and expenses, which was raised through the sale of approximately 2.2 million shares of BIOLASE common stock and approximately $600,000 through the exercise of options to acquire common stock. A portion of the proceeds, approximately $2.8 million, was used to pay off the remaining balance of a high-cost $3 million debt facility in the first quarter, making BIOLASE free of bank debt.

•	The award of several new patents for use of the Company’s patented Er,Cr:YSGG laser technology for eye surgery, including for the treatment of presbyopia, a condition suffered by 2.5 billion people worldwide. BIOLASE’s continuing effort towards the grant of an Investigational Device Exemption (IDE) for human trials remains a strong focus of the Company.

Pignatelli continued, “Operationally, we saw excellent performance in the period, even in an environment where our purchasing, inventory build activity, manufacturing, and testing rose to much higher levels in the face of strong product demand across our platforms. I am proud of the team effort coordinated by our leadership in sales, operations, and finance. We are working hard to carry this organic growth momentum into the second quarter, and beyond, and look forward to adding additional products within the next two quarters to support our growth. It is a challenging and very exciting time to be part of BIOLASE.”

Gross profit as a percentage of net revenue for this year’s first quarter was 46 percent compared to six percent for the prior year period. The year-over-year quarterly increase of 40 percent was primarily due to higher sales volumes, better utilization of fixed costs, and reduced expenses, partially offset by significant one-time price concessions to certain luminaries in the dental field and increased one-time costs related to the launch of the Waterlase iPlus system.

Operating expenses in the 2011 first quarter were $5.2 million, compared to $5.6 million in the year-earlier period. The year-over-year reduction in expense was primarily due to ongoing cost-cutting measures that were partially offset by increased costs associated with the launch of the Waterlase iPlus system.

Net loss for the 2011 first quarter was $750,000, or $0.03 loss per share, compared to a net loss of $5.3 million, or $0.22 loss per share, in the 2010 first quarter. As already mentioned, first quarter profitability was negatively affected by significant initial costs associated with the late January launch of the Waterlase iPlus system. After removing interest and debt-related costs of $298,000 resulting from the Company’s term loan pay-off, and non-cash expenses related to depreciation and amortization of $228,000 and stock and equity related compensation expenses of $316,000, this year’s first quarter resulted in non-GAAP net income of $92,000, or $0.00 per share. The first quarter of 2010 resulted in a non-GAAP net loss of $4.8 million, or $0.20 loss per share.

The cash and cash equivalents balance at March 31, 2011 was $1.6 million, which does not reflect the significant sales that occurred at the end of the quarter. The Company has already collected over $3.0 million of its approximately $6.0 million net accounts receivable since March 31, 2011.

Conference Call
As previously announced, the Company will host a conference call today at 11:00 a.m. Eastern Time to discuss its operating results for the first quarter ended March 31, 2011, and to answer questions. The dial-in number for the call is toll-free 1-877-941-1427 or toll/international 1-480-629-9664. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

- TABLES FOLLOW -
BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Products and services revenue	$10,546	$4,339
License fees and royalty revenue	15	56

Net revenue	10,561	4,395
Cost of revenue	5,722	4,125

Gross profit	4,839	270

Operating expenses:
Sales and marketing	2,453	2,633
General and administrative	1,699	1,725
Engineering and development	1,093	1,220

Total operating expenses	5,245	5,578

Loss from operations	(406)	(5,308)

(Loss) gain on foreign currency transactions	(38)	17
Interest income	—	1
Interest expense	(73)	(4)
Non-recurring charge, unamortized debt-related expense.	(225)	—

Non-operating (loss) income, net	(336)	14

Loss before income tax provision	(742)	(5,294)
Income tax provision	8	11

Net loss	$(750)	$(5,305)

Net loss per share:
Basic	$(0.03)	$(0.22)

Diluted	$(0.03)	$(0.22)

Shares used in the calculation of net loss per share *:
Basic	26,295	24,658

Diluted	26,295	24,658

• Shares used in calculation of net loss per share reflect the impact of the stock dividend recorded on March 15, 2011.

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BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	March 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$1,632	$1,694
Accounts receivable, less allowance of $321 and $311 in 2011 and 2010,
respectively	5,966	3,331
Inventory, net	7,178	6,987
Prepaid expenses and other current assets	928	1,355

Total current assets	15,704	13,367
Property, plant and equipment, net	1,184	1,331
Intangible assets, net	309	342
Goodwill	2,926	2,926
Deferred tax asset	12	11
Other assets	170	170

Total assets	$20,305	$18,147

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Term loan payable, current portion	$—	$2,622
Accounts payable	4,540	4,029
Accrued liabilities	5,035	5,482
Customer deposits	2,954	5,877
Deferred revenue, current portion	1,662	1,650

Total current liabilities	14,191	19,660
Deferred tax liabilities	562	544
Warranty accrual, long-term	524	424
Deferred revenue, long-term	425	433
Other liabilities, long-term	266	133

Total liabilities	15,968	21,194

Stockholders’ equity (deficit):
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 29,397 and 26,841 shares issued* and 27,433 and 24,877 shares outstanding* in 2011
and 2010, respectively	30	27
Additional paid-in capital	126,392	118,375
Accumulated other comprehensive loss	(210)	(324)
Accumulated deficit	(105,476)	(104,726)

	20,736	13,352
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity (deficit)	4,337	(3,047)

Total liabilities and stockholders’ equity (deficit)	$20,305	$18,147

• Shares issued and outstanding reflect the impact of the stock dividend recorded on March 15, 2011.

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Non-GAAP Financial Measures

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

BIOLASE TECHNOLOGY, INC.
Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2011	2010
GAAP net loss	$(750)	$(5,305)
Adjustments:
Interest expense and debt-related costs	298	4
Depreciation and amortization expense	228	299
Stock based and equity instrument
compensation expense	316	206
Non-GAAP net income (loss)	$92	$(4,796)

GAAP net loss per share:
Basic and diluted	$(0.03)	$(0.22)
Adjustments:
Interest expense and debt-related costs	0.01	0.00
Depreciation and amortization expense	0.01	0.01
Stock based and equity instrument compensation expense	0.01	0.01
Non-GAAP net income (loss) per share:
Basic and diluted	$0.00	$(0.20)